EXHIBIT 10.9

PURCHASE AGREEMENT FOR THE JOHN WILEY INDIANAPOLIS BUILDING

AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY

THIS AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY (the “Agreement”), is made and entered into as of the 10th day of December, 2002, by and between CROSSPOINT SEVEN, LLC, an Indiana limited liability company (“Seller”) and WELLS FUND XIII-REIT JOINT VENTURE PARTNERSHIP, a Georgia general partnership (“Purchaser”).

WITNESSETH:

WHEREAS, Seller desires to sell the Property (as hereinafter defined) to Purchaser and Purchaser desires to acquire the Property from Seller, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises, the mutual agreements contained herein, the sum of Ten Dollars ($10.00) in hand paid by Purchaser to Seller at and before the sealing and delivery of these presents and for other good and valuable consideration, the receipt, adequacy, and sufficiency which are hereby expressly acknowledged by the parties hereto, the parties hereto do hereby covenant and agree as follows:

1.    Purchase and Sale of Property.  Subject to and in accordance with the terms and provisions of this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, the Property, which term “Property” shall mean and include the following:

(a)  all that tract or parcel of land (the “Land”) located in Indianapolis, Hamilton County, Indiana containing approximately 10.28 acres, having an address of 10475 Crosspoint Boulevard, known as “Crosspoint Plaza One” and being more particularly described on Exhibit “A” hereto; and

(b)  all rights, privileges, and easements running to Seller and appurtenant to the Land, including all water rights, mineral rights, reversions, or other appurtenances to said Land, and all right, title, and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley, or right-of-way, open or proposed, adjacent to or abutting the Land; and

(c)  Seller’s right, title and interest in and to any buildings, structures, and improvements situated on the Land, including, without limitation, (i) that certain four-story office building containing approximately 141,047 square feet of leasable space along with related parking areas containing approximately 758 parking spaces, (ii) all other amenities located on the Land, and (iii) all apparatus, built-in appliances, equipment, pumps, machinery, plumbing, heating, air conditioning, electrical and other fixtures located on the Land (all of which are herein collectively referred to as the “Improvements”); and

(d)  Seller’s right, title and interest in and to any personal property now owned by Seller and located on or to be located on or in, or used in connection with, the Land and Improvements (“Personal Property”); and

(e)  all of Seller’s right, title, and interest, as landlord or lessor, in and to:

(i)  that certain Office Lease (the “John Wiley Lease”) with Hungry Minds, Inc. and John Wiley & Sons, Inc. (collectively, “John Wiley”) dated November 4, 1998 ;

(ii)  that certain Office Lease (the “Robert Half Lease”) with Robert Half International Inc. (“Robert Half”) dated December 13, 1999; and

(iii)  that certain Office Lease (the “USA Funds Lease”) with United Student Aid Funds, Inc. (“USA Funds”) dated October 31, 2000

(the John Wiley Lease, the Robert Half Lease and the USA Funds Lease are herein individually and collectively referred to as the “Lease”; John Wiley, Robert Half and USA Funds are herein individually and collectively referred to as the “Tenant”); and

(f)  all of Seller’s right, title, and interest in and to the plans and specifications with respect to the Improvements and any guarantees, trademarks, rights of copyright, warranties, or other rights related to the ownership of or use and operation of the Land, Personal Property, or Improvements, all governmental licenses and permits, and all intangibles associated with the Land, Personal Property, and Improvements, including the name of the Improvements and the logo therefor, if any; and

(g)  all of Seller’s right, title and interest in and to the contracts, if any, described on Exhibit “B” hereto (the “Contracts”), to the extent the same survive Closing or require performance after Closing.

2.    Not Used.

3.    Earnest Money and Purchase Price.

A.    Within two (2) business days after the full execution of this Agreement, Purchaser shall deliver to Chicago Title Insurance Company (“Escrow Agent”), whose offices are at 101 West Ohio Street, Suite 1100, Indianapolis, Indiana 46204, Purchaser’s check, payable to Escrow Agent, in the amount of $500,000.00 (the “Earnest Money”), which Earnest Money shall be held and disbursed by Escrow Agent in accordance with this Agreement. The Earnest Money shall be paid by Escrow Agent to Seller at Closing (as hereinafter defined) and shall be applied as a credit to the Purchase Price (as hereinafter defined), or shall otherwise be paid to Seller or refunded to Purchaser in accordance with the terms of this Agreement. All interest and other income from time to time earned on the Earnest Money shall belong to the party entitled to receive the Earnest Money.

B.    Subject to adjustment and credits as otherwise specified in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be SEVENTEEN MILLION FOUR HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($17,450,000.00). The Purchase Price shall be paid by Purchaser to Seller at the Closing (as hereinafter defined) by cashier’s check or by wire transfer of immediately available federal funds, less the amount of Earnest Money and subject to prorations, adjustments and credits as otherwise specified in this Agreement.

4.    Purchaser’s Inspection and Review Rights.    Subject to the rights of the Tenant, Purchaser and its agents, engineers, or representatives, with Seller’s reasonable, good faith cooperation, shall have the privilege of going upon the Property as needed to inspect, examine, test, and survey the Property at all reasonable times and from time to time. Purchaser hereby agrees to indemnify and hold Seller harmless from any liens, claims, liabilities, and damages incurred through the exercise of such privilege, and Purchaser further agrees to repair any damage to the Property caused by the exercise of such privilege. At all reasonable times prior to the Closing (as hereinafter defined), Seller shall make available to Purchaser, or Purchaser’s agents and representatives, for review and copying, all books, records, and files in Seller’s possession relating to the ownership and operation of the Property, including, without limitation, title matters, surveys, tenant files, service and maintenance agreements, and other contracts, books, records, operating statements, and other information relating to the Property. Seller further agrees to in good faith assist and cooperate with Purchaser in coming to a thorough understanding of the books, records, and files relating to the Property. Seller further agrees to provide to Purchaser prior to the date which is five (5) business days after the effective date of this Agreement, to the extent the same are in the possession of or under the control of Seller, a copy of the approved site plan for the Property, the most current boundary and “as-built” surveys of the Land and Improvements and any title insurance policies, appraisals, building inspection reports, environmental reports, certificates of occupancy, building permits, zoning letters, and instruments reflecting the approval of any association governing the Property relating thereto. At no cost or liability to Seller, Seller shall cooperate with Purchaser, its counsel, accountants, agents, and representatives, provide them with access to Seller’s books and records with respect to the ownership, management, maintenance, and operation of the Property for the applicable period, and permit them to copy the same. At no cost to Purchaser, Seller shall use commercially reasonable efforts to cause the authors of appraisal, environmental and building inspection reports to issue reliance letters addressed to Purchaser and Purchaser’s lender, if any, in form and substance reasonably acceptable to Purchaser, at least 15 days prior to the expiration of the Inspection Period. Seller acknowledges that Purchaser may be required by the Securities and Exchange Commission to file audited financial statements for one to three years with regard to the Property. At no cost or liability to Seller, Seller shall (i) cooperate with Purchaser, its counsel, accountants, agents, and representatives, provide them with access to Seller’s books and records with respect to the ownership, management, maintenance, and operation of the Property for the applicable period, and permit them to copy the same, (ii) execute a form of “rep” letter in form and substance reasonably satisfactory to Seller, and (iii) furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request. Purchaser will pay the costs associated with any such audit.

5.    Special Condition to Closing.    Purchaser shall have until December 31, 2002 (the “Inspection Period”) to make investigations, examinations, inspections, market studies, feasibility studies, lease reviews, and tests relating to the Property and the operation thereof in order to determine, in Purchaser’s sole opinion and discretion, the suitability of the Property for acquisition by Purchaser. Purchaser shall have the right to terminate this Agreement at any time prior to the expiration of the Inspection Period by giving written notice to Seller of such election to terminate. In the event Purchaser so elects to terminate this Agreement, Seller shall be entitled to receive and retain the sum of Twenty-Five Dollars ($25.00) of the Earnest Money, and the balance of the Earnest Money shall be promptly refunded by Escrow Agent to Purchaser, whereupon, except as expressly provided to the contrary in this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. Seller acknowledges that the sum of $25.00 is good and adequate consideration for the termination rights granted to

Purchaser hereunder. In the event Purchaser does not give timely notice of its election to terminate this Agreement and Seller performs all of its obligations hereunder, the Earnest Money shall not be refundable to Purchaser except as a credit against the Purchase Price at Closing or as otherwise provided herein.

6.    General Conditions Precedent to Purchaser’s Obligations Regarding the Closing.    In addition to the conditions to Purchaser’s obligations set forth in Paragraph 5 above, the obligations and liabilities of Purchaser hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions, any of which may be waived by written notice from Purchaser to Seller:

(a)  Seller shall have complied in all material respects with and otherwise performed in all material respects each of the covenants and obligations of Seller set forth in this Agreement, as of the date of Closing (as hereinafter defined).

(b)  All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of Closing.

(c)  The Title Company (as hereinafter defined) shall have issued the Title Commitment (as hereinafter defined) on the Land and Improvements without exceptions other than as described in paragraph 7 and the Title Company shall be prepared to issue to Purchaser upon the Closing a fee simple owner’s title insurance policy on the Land and Improvements pursuant to such Title Commitment.

(d)  There shall not have occurred and be continuing at the date and time scheduled for Closing any material adverse change in the physical, financial or legal conditions of the Property from the conditions thereof on the expiration of the Inspection Period, ordinary and reasonable wear and tear and casualty and condemnation described in Paragraphs 17 and 18 excepted.

(e)  Purchaser shall have received the Tenant Estoppel Certificates referred to in Paragraph 9(c) hereof, duly executed by the Tenants (as hereinafter defined) at least five (5) days prior to the Closing which do not reveal any material, adverse information and are otherwise reasonably acceptable to Purchaser consistent with the terms and conditions of this Agreement.

(f)  Not Used.

(g)  Not used.

(h)  The Tenants shall be in possession of the premises of each under the Leases for the ordinary conduct of business, and rent shall have commenced under each Lease.

(i)  At least ten (10) days prior to the Closing, Purchaser shall have received an updated as-built survey (“As built Survey”) showing the completion of the Improvements and showing no matters which are not Permitted Title Exceptions, which survey shall be made in compliance with the “Minimum Standard Detail Requirements for Land Title Surveys” established by the ALTA/ACSM and NSPS for Land Title Surveys, including all items on Table A thereof, except items 5, 12 and 14, and currently in effect. The As-built Survey shall disclose no encroachments or improvements from or upon adjoining properties, shall show the availability of all utility services at the perimeter of the Land, and shall otherwise be in form and content sufficient to enable the Title Company to issue its standard form of survey modification endorsement modifying the general exception for matters of survey.

(j)  Seller shall have delivered each of the closing documents required to be delivered pursuant to Section 11 below.

(k)  Except as set forth in the next sentence, Seller shall terminate as of the Closing any existing management agreements (including, but not limited to, any management agreement with Lauth Property Group, Inc. f/k/a Eaton & Lauth Real Estate Services, Inc.) and any leasing agreements with respect to the Property. Seller shall obtain from Lauth Property Group, Inc. on or prior to Closing written confirmation that no commissions are payable to Lauth Property Group, Inc. post-Closing. Seller shall obtain from CB Richard Ellis on or prior to Closing written confirmation that the only outstanding commission payable to CB Richard Ellis by Purchaser post-Closing (the “Ongoing CB Commission”) is a commission of $48,239.03 on the expansion of John Wiley on or about November 1, 2005 pursuant to the John Wiley Lease and that no other commissions will be binding on Purchaser or Purchaser’s successors and assigns post-Closing. Seller is responsible for paying any termination fee associated with terminating the aforesaid management agreement or leasing agreement.

(l)  Seller shall pay out any tenant improvement allowances owing under the Leases, except that: (i) Purchaser shall, on the condition that Purchaser receives a credit to the Purchase Price as set forth in Section 14 below, be responsible for payment of John Wiley’s tenant improvement allowance balance of up to $63,180.00 in connection with John Wiley’s recent expansion onto the second floor of the Improvements to the extent such balance is not requested by and paid to John Wiley prior to Closing (the “Ongoing TI Allowance”), and (ii) Purchaser shall be responsible for payment of the $62,048 tenant improvement allowance pursuant to the John Wiley Lease on the expansion of John Wiley on or about November 1, 2005 pursuant to the John Wiley Lease (the “Expansion TI Allowance”).

(m)  Each Tenant will have accepted its leased premises located within the Property, including any and all work performed therein or thereon pursuant to the Lease, each Tenant will be in full and complete possession of its leased premises under the Leases, and Seller will not have received notice from either Tenant that such Tenant’s leased premises are not in full compliance with the terms and provisions of such Tenant’s Lease or are not satisfactory for such Tenant’s purposes.

In the event that on the Closing (or the date scheduled above if earlier than the Closing) any of the foregoing conditions have not been satisfied, then Purchaser shall have the right, at Purchaser’s option, by notice to Seller, to terminate this Agreement, and, in such event, neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. In the event Purchaser so elects to terminate this Agreement, Seller shall be entitled to receive and retain the sum of Twenty-Five Dollars ($25.00) of the Earnest Money, and the balance of the Earnest Money shall be promptly refunded by Escrow Agent to Purchaser. Seller acknowledges that the sum of $25.00 is good and adequate consideration for the termination rights granted to Purchaser hereunder. If at the time of such failed condition, Seller’s is also default hereunder, Purchaser shall have the remedies set forth in Section 16 below.

7.    Title and Survey.    Purchaser covenants and agrees that Purchaser shall, on or before five (5) business days after the Effective Date of this Agreement, cause Chicago Title Insurance Company, or such other such title insurance company acceptable to Purchaser (herein referred to as the “Title Company”), to deliver to Purchaser its commitment (herein referred to as the “Title Commitment”) to issue to Purchaser, upon the recording of the Deed conveying title to the Property from Seller to Purchaser, the payment of the Purchase Price, and the payment to the Title Company of the policy premium therefor, an owner’s policy of title insurance, in the amount of the Purchase Price, insuring good and marketable fee simple record title to the Property to be in Purchaser subject only to the Permitted Exceptions (as hereinafter defined), with affirmative coverage over any mechanic’s, materialman’s and subcontractor’s liens and with full extended coverage over all general exceptions, and containing the following endorsements to the extent the same are available in the State of Indiana: comprehensive, zoning, covenants and restrictions, survey, contiguity, utilities facility and access. Such Title Commitment shall not contain any exception for rights of parties in possession other than an exception for the right of the Tenant (as hereinafter defined) under the Lease. If the Title Commitment shall contain an exception for the state of facts which would be disclosed by a survey of the Property or an “area and boundaries” exception, the Title Commitment shall provide that such exception will be deleted upon the presentation of the As-built Survey (as hereinafter defined) to Title Company, in which case the Title Commitment shall be amended to contain an exception only for the matters shown on the As-built Survey.

Seller has ordered an update of the Survey of the Land and the Improvements meeting the standards of Paragraph 6(i) above and dated not more than thirty (30) days prior to the Effective Date of this Agreement certified to Purchaser, Purchaser’s lender, if any, and to the Title Company showing the boundaries and the legal description of the Land and showing the Improvements completed and will deliver a copy to Purchaser promptly after it has been received by Seller.

Purchaser, upon receipt of the Title Commitment, the copies of the documents and instruments referred to therein and the As-built Survey, shall then have until the end of the Inspection Period during which to examine the same, after which Purchaser shall notify Seller in writing (the “Objection Notice”) of any defects or objections. In the event the Objection Notice is not timely delivered to Seller, then except for matters arising subsequent to the effective date of the Title Commitment and/or the effective date of the Survey and except for monetary liens arising by, through or under Seller, Purchaser shall be deemed to have waived all other objections and such matters which are not objected to in the Objection Notice shall be deemed a “Permitted Exception.” Within five (5) days after Seller’s receipt of the Objection Notice, Seller shall deliver to Purchaser a written notice (the “Response Notice”) indicating whether Purchaser elects to cure the objections identified in the Objection Notice, except that in all events Seller shall be required to cure monetary liens arising by, through or under Seller in one of the following four ways (collectively, the “Four Cures”): (1) pay off the lien and have it extinguished; or (2) provide surety for or cause to be bonded off each such lien; or (3) cause the Title Company to insure over the lien; or (4) such other means as is reasonably acceptable to Seller, the Title Company and Purchaser. In the event Seller elects in the Response Notice not to cure any of Purchaser’s objections in the Objection Notice, Purchaser may elect to terminate this Agreement and receive the Earnest Money by delivery within three (3) days after Purchaser’s receipt of the Response Notice, of a written notice of termination (the “Election Notice”). In the event Purchaser fails to timely elect to terminate this Agreement through the delivery of an Election Notice, Purchaser shall be deemed to elect not to terminate this Agreement pursuant to this Paragraph 7, provided that in all events, Seller shall cure monetary liens arising by, through or under Seller in one of the Four Cures. “Permitted Exceptions” shall mean any matters which are deemed to be Permitted Exceptions to the terms hereof and shall include: (i) acts of Purchaser, and those claiming by, through and under Purchaser, (ii) general and special taxes and assessments not yet due and payable, (iii) rights of Tenant under the Lease as tenants only, and (iii) zoning, building and other governmental and quasi-governmental laws, codes and regulations.

Whether or not Purchaser shall have furnished to Seller any notice of defects in title or survey pursuant to the foregoing provisions of this Agreement, Purchaser may at or prior to Closing further notify Seller in writing of any defects in title or survey arising between the effective date of Purchaser’s Title Commitment and/or the most recent survey delivered to Purchaser during the Inspection Period and the Closing. With respect to any defects in title or survey set forth in such further notice, Purchaser shall have the same rights as those which apply to any notice of defects in title resulting from a notice of title defects by Purchaser on or before the deadline for Purchaser’s Objection Notice.

8.    Representations and Warranties of Seller.    Seller hereby makes the following representations and warranties to Purchaser, each of which shall be deemed material:

(a)  Lease.    Attached hereto as Exhibit “C” are true and accurate copies of the Leases, which are the only leases in effect relating to the Property, together with all modifications and amendments to such Leases. Seller is the “landlord” under the Leases and owns unencumbered legal and beneficial title to the Leases and the rents and other income thereunder, subject only to the collateral assignment of the Leases and the rents thereunder in favor of the holder of an existing mortgage or deed of trust encumbering the Property, which mortgage or deed of trust shall be cancelled and satisfied by Seller at the Closing. The term of the John Wiley Lease commenced on November 1, 1999 and will expire on October 31, 2009, subject to any rights provided in the John Wiley Lease for John Wiley to extend the term thereof. The term of the Robert Half Lease commenced on April 17, 2000 and will expire on April 30, 2005, subject to any rights provided in the Robert Half Lease for Robert Half to extend the term thereof. The term of the USA Funds Lease commenced on February 9, 2001 and will expire on July 31, 2005, subject to any rights provided in the USA Funds Lease for USA Funds to extend the term thereof. The Leases provide that the Tenants lease 100% of the rentable area of the Improvements.

(b)  Lease – Assignment.    To the Seller’s actual knowledge, the Tenants have not assigned their respective interests in the Leases or sublet any portion of the premises leased to the Tenants under the Leases.

(c)  Lease – Default.    (i) Seller has not received any notice of termination or default under the Leases, (ii) there are no existing or uncured defaults by Seller or to Seller’s actual knowledge by the Tenants under the Leases, (iii) to Seller’s actual knowledge, there are no events which with the passage of time or notice, or both, would constitute a default by Seller or by the Tenants, and Seller has complied with each and every undertaking, covenant, and obligation of Seller under the Leases required through the date hereof, and (iv) the Tenants have not asserted any defense, set-off, or counterclaim with respect to its respective tenancy or its respective obligation to pay rent, additional rent, or other charges pursuant to the Leases.

(d)  Lease – Rents and Special Consideration.    Each Tenant: (i) has not prepaid rent for more than the current month under the Leases, (ii) has not received and is not entitled to receive any rent concession in connection with its respective tenancy under the Leases other than as described in the applicable Lease, (iii) is not entitled to any special work (not yet performed), or consideration (not yet given) in connection with its tenancy under the Lease, and (iv) does not have any deed, option, or other evidence of any right or interest in or to the Property, except for the each Tenant’s tenancy as evidenced by the express terms of the Leases.

(e)  Lease – Commissions.    All commissions payable under, relating to, or as a result of the Lease have been cashed-out and paid and satisfied in full by Seller or by Seller’s predecessor in title to the Property, except the Ongoing CB Commission (as defined in section 6(k) above).

(f)  TI Allowances.    All tenant improvement allowances owing under the Leases have been paid and satisfied in full by Seller or by Seller’s predecessor in title to the Property, except the Ongoing TI Allowance and the Expansion TI Allowance.

(g)  No Other Agreements.    Other than the Lease, the Permitted Exceptions and those matters, if any, listed on Exhibit “B” attached hereto, there are no leases, service contracts, management agreements, or other agreements or instruments in force and effect, oral or written, to which Seller is a party and that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Property that will be binding on Purchaser. Seller is entitled to and shall terminate as of the Closing any existing management agreements (including, without limitation any management agreement with Lauth Property Group f/k/a Eaton & Lauth Real Estate Services, Inc.) and any existing leasing agreements.

(h)  No Litigation.    There are no actions, suits, or proceedings pending, or, to Seller’s actual knowledge, threatened by any organization, person, individual, or governmental agency against Seller with respect to the Property or against the Property, nor does Seller know of any basis for such action. Seller has no knowledge of any pending or threatened application for changes in the zoning applicable to the Property or any portion thereof.

(i)  Condemnation.    No condemnation or other taking by eminent domain of the Property or any portion thereof has been instituted and, to Seller’s actual knowledge, there are no pending or threatened condemnation or eminent domain proceedings (or proceedings in the nature or in lieu thereof) affecting the Property or any portion thereof or its use.

(j)  Proceedings Affecting Access.    The Property is served by curb cuts that provide for direct vehicular access to and from the Public Right-of-Way adjoining the Property. Said street is a public street. There are no pending or, to Seller’s actual knowledge, threatened proceedings that could have the effect of impairing or restricting access between the Property and either of such adjacent public roads.

(k)  No Assessments.    To Seller’s actual knowledge, no assessments have been made against the Property that are unpaid, whether or not they have become liens.

(l)  Condition of Improvements.    Seller is not aware of any structural or other defects, in the Improvements. The heating, ventilating, air conditioning, electrical, plumbing, water, elevators, roofing, storm drainage and sanitary sewer systems at or servicing the Land and Improvements are, to Seller’s actual knowledge, in good condition and working order and Seller is not aware of any defects or deficiencies, latent or otherwise, therein. The Property has been developed with 758 parking spaces.

(m)  Certificates.    There are presently, or there will be on or before Closing, in effect licenses, and permits as may be required for the Property, and the use and occupation of the Property will be in compliance and conformity with all licenses and permits. There has been no notice or request of any municipal department, insurance company or board of fire underwriters (or organization exercising functions similar thereto), or mortgagee directed to Seller and requesting the performance of any work or alteration to the Property which has not been complied with.

(n)  Violations.    To Seller’s actual knowledge, (i) there are no existing violations of law, municipal or county ordinances, or other legal requirements with respect to the Property, (ii) the Improvements thereon comply with all applicable legal requirements with respect to the use, occupancy, and construction thereof, (iii) the Property is zoned in a classification which permits the use thereof in the present manner, and (iv) the Property is not located in a flood hazard area.

(o)  Utilities.    All utilities necessary for the use of the Property by the Tenants are installed and operational, and such utilities either enter the Property through adjoining public streets, or, if they pass through adjoining private land, do so in accordance with valid public easements or private easements which inure to the benefit of the Property.

(p)  Tax Returns.    All property tax returns required be filed by Seller relating to the Property under any law, ordinance, rule, regulation, order, or requirement of any governmental authority have been, or will be, as the case may be, truthfully, correctly, and timely filed.

(q)  Bankruptcy.    Seller is “solvent as said term is defined by bankruptcy law” and has not made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Seller’s properties (including the Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

(r)  Pre-existing Right to Acquire.    No person or entity has any right or option to acquire the Property or any portion thereof which will have any force or effect after the execution of this Agreement, other than Purchaser.

(s)  Effect of Certification.    To the best of Seller’s knowledge, neither this Agreement nor the transactions contemplated herein will constitute a breach or violation of, or default under, or will be modified, restricted, or precluded by the Lease or any title exception.

(t)  Authorization.  Seller is a duly organized and validly existing limited liability company under the laws of the State of Indiana and is qualified to do business in the State of Indiana. This Agreement has been duly authorized and executed on behalf of Seller and constitutes the valid and binding agreement of Seller, enforceable in accordance with its terms, and all necessary action on the part of Seller to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose.

(u)  Seller Not a Foreign Person.    Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(v)  Not Used.

(w)  Approvals.    The requirements of all covenants, conditions and restrictions of record relating to the development or construction of the Improvements, including all covenants requiring consent from any third party, have been, or on the Closing will be, fully satisfied and complied with in all material respects.

(x)  Contracts.    Exhibit “B” contains a complete list and description of all contracts and agreements known to Seller or to which Seller is a party relating to or affecting the Land or the Improvements thereon that will be binding on Purchaser and the material and equipment warranties for the Improvements the benefits of which will extend beyond the Closing. All such contracts or agreements listed on said Exhibit “B” are in full force and effect. To Seller’s knowledge, neither party to any such contract is in default thereunder and no event has occurred which, with the mere passage of time or the delivery of notice or both, would constitute a default or breach thereunder. Except as otherwise herein expressly provided, Seller shall not enter into any service, management or maintenance contract, or amend, cancel or otherwise revise any such contract or agreement currently in effect, without the prior written consent of Purchaser, except that Seller shall have the right, without the consent of Purchaser, to enter into any such contracts which are either terminable by Seller (or, after the Closing, by Purchaser) upon not more than thirty (30) days notice, or which, by their terms, have been fully performed, complied with or terminated (and are of no further force or effect) on or as of the Closing.

(y)  Inducements.    To Seller’s knowledge, there are no donations of monies or land or payments (other than general real estate taxes) for schools, parks, fire departments or any other public facilities or for any other reason which are or will be required to be made by an owner of the Improvements, and there are no obligations burdening the Improvements created by any so-called “recapture agreement” involving refund for sewer or water extension or other improvement to any sewer or water systems, oversizing utility, lighting or like expense or charge for work or services done upon or relating to the Improvements which will bind the Purchaser or the Improvements from and after the closing.

(z)  Hazardous Substances.    Seller has no knowledge about adverse environmental conditions (including, but not limited to, (i) the discharge, storage, treatment, generation, disposal or presence of hazardous substances, toxic materials, asbestos or polychlorinated biphynels, (ii) the presence of any underground storage tank whether now or in the past, or (iii) the prior use of the Property as a landfill, cemetery or dump) affecting the Property except as disclosed in the environmental reports delivered to Purchaser pursuant to Section 4, and Seller has not received any notice from any applicable governmental agency alleging any violation of environmental laws.

(aa)  Knowledge.    Seller represents to Purchaser that the individuals identified below in the definition of “actual knowledge” are senior individuals employed by Seller, the property manager or affiliates of Seller who are most knowledgeable about the subject matter of the representations and warranties made in this Agreement.

(bb)  Miscellaneous.    Except for the drainage maintenance assessment for the Margaret O’Brien Drain which is payable in two (2) installments of $25.70 (for a total annual assessment of $51.40), subject to annual re-assessment, Seller represents to Purchaser that no municipal assessments, sewer use charges and/or impact fees unique to the Property and currently levied by the Town of Fishers/Hamilton Southeastern Utilities, Inc.(as opposed to such assessments, charges and/or fees which are currently levied against the Property but are levied against all properties in the jurisdiction of the Town of Fishers/Hamilton Southeastern Utilities, Inc.) will be due and payable post-Closing.

At Closing, Seller shall represent and warrant to Purchaser that all representations and warranties of Seller in this Agreement remain true and correct as of the date of the Closing, except for any changes in any such representations or warranties that occur and are disclosed by Seller to Purchaser expressly and in writing at any time and from time to time prior to Closing upon their occurrence, which disclosures shall thereafter be updated by Seller to the date of Closing. Each and all of the express warranties, covenants, and indemnifications made and given by Seller to Purchaser herein shall, subject to the limitations expressly provided herein, survive the execution and delivery of the Deed by Seller to Purchaser. If there is any change in any representations or warranties and Seller does not cure or correct such changes prior to Closing, then Purchaser may, at Purchaser’s option, (i) close and consummate the transaction contemplated by this Agreement, or (ii) terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be immediately returned by Escrow Agent to Purchaser, and thereafter the parties hereto shall have no further rights or obligations hereunder, except only (1) for such rights or obligations that, by the express terms hereof, survive any termination of this Agreement, and (2) that Purchaser shall have the right to seek recovery of its out-of-pocket third party expenditures incurred in connection with this Agreement (up to a maximum of $50,000.00) from Seller for any changes in such representations and warranties intentionally and willfully caused by Seller or any such representations and warranties intentionally and willfully breached by Seller and not within the actual knowledge of Purchaser at the time of Closing.

As used in this Agreement, the actual knowledge of Seller shall mean the actual knowledge of William J. Popich or David A. Ciechanowicz or Stephen G. Eppink whose relationships to the Property respectively are the Seller’s representative having the primary responsibility for the sale, the property manager’s representative for the Property and the general contractor’s project manager.

ACKNOWLEDGING PURCHASER’S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES TO TAKE THE PROPERTY “AS IS” WITH ALL FAULTS AND CONDITIONS THEREON, SUBJECT, HOWEVER, TO THE REPRESENTATIONS AND WARRANTIES OF SELLER MADE IN THIS AGREEMENT AND THE WARRANTIES AND COVENANTS OF SELLER MADE IN THIS AGREEMENT OR AT CLOSING. EXCEPT FOR ANY SPECIFIC REPRESENTATION OR WARRANTY MADE BY SELLER IN THIS AGREEMENT AND EXCEPT FOR ANY WARRANTIES AND COVENANTS OF SELLER MADE IN THIS AGREEMENT OR AT CLOSING, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (C) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, OR (D) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY

9.    Seller’s Additional Covenants.    Seller does hereby further covenant and agree as follows:

(a)  Operation of Property.    Seller hereby covenants that, from the date of this Agreement up to and including the date of Closing, Seller shall: (i) not negotiate with any third party respecting the sale of the Property or any interest therein, (ii) not modify, amend, or terminate the Lease or enter into any new lease, contract, or other agreement respecting the Property, (iii) not grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment, or encumbrance respecting the Property, and (iv) cause the Property to be operated, maintained, and repaired in the same manner as the Property is currently being operated, maintained, and repaired.

(b)  Preservation of Lease.    Seller shall, from and after the date of this Agreement to the date of Closing, use its good faith efforts to perform and discharge all of the duties and obligations and shall otherwise comply with every covenant and agreement of the landlord under the Lease, at Seller’s expense, in the manner and within the time limits required thereunder. Furthermore, Seller shall, for the same period of time, use diligent and good faith efforts to cause the Tenant under the Lease to perform all of its duties and obligations and otherwise comply with each and every one of its covenants and agreements under such Lease and shall take such actions as are reasonably necessary to enforce the terms and provisions of the Lease. Seller hereby agrees that from and after full execution of this Agreement, Seller shall not credit any portion of the security deposit, if any, against defaults or delinquencies of the Tenant under the Lease.

(c)  Tenant Estoppel Certificate.    Seller shall use its best efforts to obtain and deliver to Purchaser a fully completed estoppel certificate with respect to each Lease in substantially the form of Exhibit “E” (the “Tenant Estoppel Certificate”), duly executed by each Tenant thereunder. The Tenant Estoppel Certificate shall be executed not more than thirty (30) days prior to Closing.

(d)  Insurance.    From and after the date of this Agreement to the date and time of Closing, Seller shall, at its expense, cause to be maintained in full force and effect the insurance coverage required to be maintained by Seller under the Leases.

(e)  Not Used.

(f)  CAD Disk.    On or before the Closing, Seller shall deliver to Purchaser as built drawings depicting the Improvements as constructed, such drawings to be delivered on a CAD disk if available to Seller.

(g)  Assignment of Contracts.    Seller will use its best efforts to obtain, at or prior to the Closing, written instruments from the contracting parties whereby they consent to the assignment of the Contracts and the material and equipment warranties for the Improvements the benefits of which will extend beyond the Closing.

(h)  Covenant to Satisfy Conditions; Effect of Failure to Satisfy.    Seller hereby agrees to use commercially reasonable efforts to cause each of the conditions precedent to the obligations of Purchaser to be fully satisfied, performed and discharged, on and as of the Closing.

(i)  Not Used.

(j)  Action with Respect to the Property.    Seller shall not in any manner sell, convey, assign, transfer or encumber the Improvements or the Lease or any part thereof or interest therein (except to secure, refinance or extend any existing construction loan which shall be paid off on or before Closing), or otherwise dispose of the Improvements or the Lease, or any part thereof or interest therein, or alter or amend the zoning classification of the Improvements, or otherwise perform or permit any act or deed which shall materially diminish, encumber or affect Seller’s rights in and to the Improvements or prevent it from performing fully its obligations hereunder, nor enter into any agreement to do so.

(k)  Closing Documents.    Seller shall obtain and deliver to Purchaser the closing documents listed in Section 11 below.

(l)  Not Used.

(m)  Default Notices.    Seller shall deliver or cause to be delivered to Purchaser, promptly upon receipt thereof by Seller, copies of any written notices of default, or, to the extent within the actual knowledge of Seller, the occurrence of any event which could result in a default, under any construction loan, mortgage, lease, contract or agreement now or at any time hereafter in effect with respect to the Improvements, and shall report to Purchaser, from time to time, the status of any alleged default thereunder. Seller shall advise Purchaser in writing, promptly upon obtaining actual knowledge of the occurrence of any event or circumstance which constitutes a breach of any of the representations or warranties or covenants of Seller herein contained, which notice shall describe the nature of such event or circumstance in reasonable detail. Seller agrees that it will use commercially reasonable efforts at all times to correct any such event or circumstance within Seller’s reasonable control and, to the extent the same is within the reasonable control of Seller, to cause all representations and warranties of Seller herein contained to be true and correct on and as of the Closing, and to cause Seller to be in compliance with its covenants and obligations hereunder. Seller shall advise Purchaser promptly in writing of the receipt, by Seller or any of its affiliates, of notice of: (i) the institution or threatened institution of any judicial, quasi-judicial or administrative inquiry or proceeding with respect to the Improvements; (ii) any notice of violation issued by any governmental or quasi-governmental authority with respect to the Improvements, (iii) any proposed special assessments, or (iv) any defects or inadequacies in the Improvements or any part thereof issued by any insurance company or fire rating bureau. The requirements of this subsection (m) shall survive Closing.

10.  Closing.    Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, it being fully understood and agreed, however, that Purchaser may expressly waive in writing, at or prior to Closing, any conditions that are unsatisfied or unperformed at such time, the consummation of the sale by Seller and purchase by Purchaser of the Property (herein referred to as the “Closing”) shall be held at 2:00 p.m., local time, on the last business day of the Inspection Period, at the offices of Title Company in Indianapolis, Indiana, or at such earlier time as shall be designated by Purchaser in a written notice to Seller not less than two (2) business days prior to Closing.

11.  Seller’s Closing Documents.    For and in consideration of, and as a condition precedent to, Purchaser’s delivery to Seller of the Purchase Price described in Paragraph 3 hereof, Seller shall obtain or execute, at Seller’s expense, and deliver to Purchaser at Closing the following documents (all of which shall be duly executed, acknowledged, and notarized where required and shall survive the Closing):

(a)  Limited or Special Warranty Deed.    A Limited or Special Warranty Deed (the “Deed”) conveying to Purchaser marketable fee simple title to the Land and Improvements, together with all rights, easements, and appurtenances thereto, subject only to the Permitted Exceptions. The legal description set forth in the Warranty Deed shall be as set forth on Exhibit “A”. In the event Purchaser shall obtain a new or updated survey of the Land and Improvements and the legal description set forth in Purchaser’s survey shall differ from the legal description set forth on Exhibit “A”, the Deed shall convey title by the legal description based upon such survey;

(b)  Bill of Sale.    A quit claim Bill of Sale conveying to Purchaser title to the Personal Property in the form and substance of Exhibit “G”;

(c)  Blanket Transfer.    A Blanket Transfer and Assignment in the form and substance of Exhibit “H”;

(d)  Assignment and Assumption of Leases and Contracts.    An Assignment and Assumption of Leases and Contracts in the form and substance of Exhibit “I”, assigning to Purchaser all of Seller’s right, title, and interest in and to the Leases and the rents thereunder and all of Seller’s right, title and interest in and to the Contracts;

(e)  Seller’s Affidavit.    A customary seller’s affidavit in the form required by the Title Company;

(f)  FIRPTA Certificate.    A FIRPTA Certificate in such form as Purchaser shall reasonably approve;

(g)  not used;

(h)  Marked Title Commitment.    The Title Commitment, marked to change the effective date thereof through the date and time of recording the Deed from Seller to Purchaser, to reflect that Purchaser is vested with the fee simple title to the Land and the Improvements, and to reflect that all requirements for the issuance of the final title policy pursuant to such Title Commitment have been satisfied;

(i)  Keys and Records.    Arrangement acceptable to Purchaser for the delivery outside of Closing of all of the keys to any doors or locks on the Property and the original tenant files and other books and records relating to the Property in Seller’s possession;

(j)  Tenant Notice.    Notice from Seller to the Tenant of the sale of the Property to Purchaser in such form as Purchaser shall reasonably approve;

(k)  Settlement Statement.    A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement; and

(l)  Association/Governing Board Estoppels.    An estoppel signed by an authorized representative of any association, governing board, or other entity governing the Property addressed to Purchaser in form and substance reasonably satisfactory to Purchaser.

(m)  Transfer of Permits.    If applicable, Seller shall execute all applications and instruments required in connection with the transfer of all Permits, to the extent transferable, in order to transfer the benefits of each such Permit to the Purchaser and, if requested by Purchaser.

(n)  Other Documents.    Such other documents as shall be reasonably required by Purchaser’s counsel.

(o)  Escrow Agreement.    That certain Escrow Agreement attached hereto as Exhibit “J” escrowing $70,000.00 in connection with the Robert Half lease.

12.  Purchaser’s Closing Documents.    Prior to Closing, Purchaser hereby agrees to use commercially reasonable efforts to cause each of the conditions precedent to the obligations of Seller to be fully satisfied, performed and discharged, on and as of the Closing. Purchaser shall obtain or execute and deliver to Seller at Closing the following documents, all of which shall be duly executed and acknowledged where required and shall survive the Closing:

(a)  Blanket Transfer.    The Blanket Transfer and Assignment;

(b)  Assignment and Assumption of Leases and Contracts.    The Assignment and Assumption of Leases and Contracts;

(c)  Settlement Statement.    A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement; and

(d)  Other Documents.    Such other documents as shall be reasonably required by Seller’s counsel.

(e)  Escrow Agreement.    The certain Escrow Agreement.

13.  Closing Costs.    Seller shall pay the cost of any transfer or documentary tax imposed by any jurisdiction in which the Property is located, the cost of the As-built Survey (and any updates thereto), the attorneys’ fees of Seller, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Purchaser shall pay the cost of the Title Commitment and the premium for the owner’s policy of title insurance issued pursuant thereto, the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in closing and consummating the purchase and sale of the Property pursuant hereto. Each party shall pay one-half of any escrow fees.

14.  Prorations.    The following items shall be prorated and/or credited between Seller and Purchaser as of Midnight preceding the date of Closing:

(a)  Rents.    Net rents (rents less stop amounts) and other income of the Property (other than security deposits, which shall be assigned and paid over to Purchaser) collected by Seller from Tenant for the month of Closing. Purchaser shall also receive a credit against the Purchase Price payable by Purchaser to Seller at Closing for any rents or other sums (not including security deposits) prepaid by Tenant for any period following the month of Closing, or otherwise.

(b)  Property Taxes.    The parties will not prorate city, state, county, and school district ad valorem taxes payable in the 2002 calendar year. Seller has paid all such taxes payable in 2002. This agreement shall expressly survive the Closing.

(c)  Utility Charges.    Except for utilities which are the responsibility of Tenant, Seller shall pay all utility bills and shall be responsible for utilities furnished to the Property for the 2002 calendar year. Except for utilities which are the responsibility of Tenant, Purchaser shall be responsible for the payment of all bills for utilities furnished to the Property commencing January 1, 2003. This agreement shall survive Closing.

(d)  Not Used.

(e)  Operating Expense Reconciliation.    Seller shall be entitled to collect all stop amounts, taxes or other charges for its own account through December 31, 2002, provided Seller is responsible for payment of all expenses and other charges through December 31, 2002. This subsection shall survive Closing.

(f)  Ongoing TI Allowance.    Seller shall provide Purchaser a credit to the Purchase Price of the amount of the Ongoing TI Allowance, to the extent it has not been requested and paid to John Wiley prior to Closing.

(g)  Clarification.    The intent of the parties as set forth in this Section 14 is that monthly net rentals under the Leases will be prorated as of the Closing, but that no other items of income and expense will be prorated as of the Closing. It is the intent of the parties that Seller receive the benefit of any such other items of income and retain the burden of any such expenses through December 31, 2002. Seller shall have the obligation to refund any over collections, and Seller shall retain the right to pursue the Tenants for reimbursements of any such expenses (such as operating expense and tax or insurance reimbursements and the like) pursuant to the terms of the Leases to the extent accruing on or before December 31, 2002. In exercising Seller’s right to pursue such Tenants, Seller shall copy Purchaser on any and all correspondence to Tenants and Seller shall be prohibited from pursuing any claim against Tenants for nonpayment other than an action for damages. In particular, Seller shall not be entitled to pursue any action to terminate a Tenant’s Lease, to pursue any action to terminate a Tenant’s right to possession, to pursue any dispossessory action or to pursue any action for distraint and distress. Notwithstanding the foregoing to the contrary, in the event there are any items of income and expense covered by this subsection (g) which relate to a period including both a portion of calendar year 2002 and a portion of calendar year 2003, the parties agree to prorate any such item post-Closing as of December 31, 2002. Each party agrees to provide the other reasonable documentation supporting any such 2002/2003 proration. This subsection shall survive Closing.

15.  Purchaser’s Default.    In the event of default by Purchaser under the terms of this Agreement, Seller’s sole and exclusive remedy shall be to receive the Earnest Money as liquidated damages and thereafter the parties hereto shall have no further rights or obligations hereunder whatsoever. It is hereby agreed that Seller’s damages will be difficult to ascertain and that the Earnest Money constitutes a reasonable liquidation thereof and is intended not as a penalty, but as fully liquidated damages. Seller agrees that in the event of default by Purchaser, it shall not initiate any proceeding to recover damages from Purchaser, but shall limit its recovery to the retention of the Earnest Money.

Seller’s Initial [ILLEGIBLE] Purchaser’s Initials

16.  Seller’s Default.    In the event of default by Seller under the terms of this Agreement, including, without limitation, the failure of Seller to cure any title defects or objections, except as otherwise specifically set forth herein, at Purchaser’s option: (i) if any such defects or objections arose by, through, or under Seller or if any such defects or objections consist of delinquent taxes, mortgages, deeds of trust, deeds to secure debt, mechanic’s or materialman’s liens, or other such monetary encumbrances and Seller fails to accomplish one of the Four Cures (as defined in Section 7 hereof), Purchaser shall have the right to cure such defects or objections, in which event the Purchase Price shall be reduced by an amount equal to the costs to satisfy, bond over or insure over such defects or objections, and upon such curing, the Closing hereof shall proceed in accordance with the terms of this Agreement; or (ii) Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller, whereupon Escrow Agent shall promptly refund all Earnest Money to Purchaser, and Purchaser and Seller shall have no further rights, obligations, or liabilities hereunder, except as may be expressly provided to the contrary herein and Purchaser’s right to recovery of its out-of-pocket third party expenditures incurred in connection with this Agreement up to a maximum of $50,000.00 from Seller (and Seller hereby covenants to deliver such payment within ten (10) days after such demand of Purchaser); or (iii) Purchaser shall have the right to accept title to the Property subject to such defects and objections with no reduction in the Purchase Price, in which event such defects and objections shall be deemed “Permitted Exceptions”; or (iv) Purchaser may elect to seek specific performance of this Agreement.

17.  Condemnation.    If, prior to the Closing, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain and in either instance the Lease is terminable or rent thereunder may be reduced or abated, Seller shall give Purchaser immediate written

(d)  Not Used.

(e)  Operating Expense Reconciliation.    Seller shall be entitled to collect all stop amounts, taxes or other charges for its own account through December 31, 2002, provided Seller is responsible for payment of all expenses and other charges through December 31, 2002. This subsection shall survive Closing.

(f)  Ongoing TI Allowance.    Seller shall provide Purchaser a credit to the Purchase Price of the amount of the Ongoing TI Allowance, to the extent it has not been requested and paid to John Wiley prior to Closing.

(g)  Clarification.    The intent of the parties as set forth in this Section 14 is that monthly net rentals under the Leases will be prorated as of the Closing, but that no other items of income and expense will be prorated as of the Closing. It is the intent of the parties that Seller receive the benefit of any such other items of income and retain the burden of any such expenses through December 31, 2002. Seller shall have the obligation to refund any over collections, and Seller shall retain the right to pursue the Tenants for reimbursements of any such expenses (such as operating expense and tax or insurance reimbursements and the like) pursuant to the terms of the Leases to the extent accruing on or before December 31, 2002. In exercising Seller’s right to pursue such Tenants, Seller shall copy Purchaser on any and all correspondence to Tenants and Seller shall be prohibited from pursuing any claim against Tenants for nonpayment other than an action for damages. In particular, Seller shall not be entitled to pursue any action to terminate a Tenant’s Lease, to pursue any action to terminate a Tenant’s right to possession, to pursue any dispossessory action or to pursue any action for distraint and distress. Notwithstanding the foregoing to the contrary, in the event there are any items of income and expense covered by this subsection (g) which relate to a period including both a portion of calendar year 2002 and a portion of calendar year 2003, the parties agree to prorate any such item post-Closing as of December 31, 2002. Each party agrees to provide the other reasonable documentation supporting any such 2002/2003 proration. This subsection shall survive Closing.

15.    Purchaser’s Default.    In the event of default by Purchaser under the terms of this Agreement, Seller’s sole and exclusive remedy shall be to receive the Earnest Money as liquidated damages and thereafter the parties hereto shall have no further rights or obligations hereunder whatsoever. It is hereby agreed that Seller’s damages will be difficult to ascertain and that the Earnest Money constitutes a reasonable liquidation thereof and is intended not as a penalty, but as fully liquidated damages. Seller agrees that in the event of default by Purchaser, it shall not initiate any proceeding to recover damages from Purchaser, but shall limit its recovery to the retention of the Earnest Money.

Seller’s Initial                     Purchaser’s Initials [ILLEGIBLE]

16.    Seller’s Default.    In the event of default by Seller under the terms of this Agreement, including, without limitation, the failure of Seller to cure any title defects or objections, except as otherwise specifically set forth herein, at Purchaser’s option: (i) if any such defects or objections arose by, through, or under Seller or if any such defects or objections consist of delinquent taxes, mortgages, deeds of trust, deeds to secure debt, mechanic’s or materialman’s liens, or other such monetary encumbrances and Seller fails to accomplish one of the Four Cures (as defined in Section 7 hereof), Purchaser shall have the right to cure such defects or objections, in which event the Purchase Price shall be reduced by an amount equal to the costs to satisfy, bond over or insure over such defects or objections, and upon such curing, the Closing hereof shall proceed in accordance with the terms of this Agreement; or (ii) Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller, whereupon Escrow Agent shall promptly refund all Earnest Money to Purchaser, and Purchaser and Seller shall have no further rights, obligations, or liabilities hereunder, except as may be expressly provided to the contrary herein and Purchaser’s right to recovery of its out-of-pocket third party expenditures incurred in connection with this Agreement up to a maximum of $50,000.00 from Seller (and Seller hereby covenants to deliver such payment within ten (10) days after such demand of Purchaser); or (iii) Purchaser shall have the right to accept title to the Property subject to such defects and objections with no reduction in the Purchase Price, in which event such defects and objections shall be deemed “Permitted Exceptions”; or (iv) Purchaser may elect to seek specific performance of this Agreement.

17.    Condemnation.    If, prior to the Closing, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain and in either instance the Lease is terminable or rent thereunder may be reduced or abated, Seller shall give Purchaser immediate written notice of such threatened or contemplated condemnation or of such taking or sale, and Purchaser may by written notice to Seller given within fifteen (15) days of the receipt of such notice from Seller, elect to cancel this Agreement. If Purchaser chooses to cancel this Agreement in accordance with this Paragraph 17, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect. If Purchaser does not elect to cancel this Agreement in accordance herewith, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards that have been or that may thereafter be made for such taking.

18.    Damage or Destruction.    If any of the Improvements shall be destroyed or damaged prior to the Closing, and the estimated cost of repair or replacement exceeds $400,000.00 or if the Lease shall terminate as a result of such damage, Purchaser may, by written notice given to Seller within fifteen (15) days after receipt of written notice from Seller of such damage or destruction, elect to terminate this Agreement, in which event the Earnest Money shall immediately be returned by Escrow Agent to Purchaser and except as expressly provided herein to the contrary, the rights, duties, obligations, and liabilities of all parties hereunder shall immediately terminate and be of no further force or effect. If Purchaser does not elect to terminate this Agreement pursuant to this Paragraph 18, or has no right to terminate this Agreement (because the damage or destruction does not exceed $400,000.00 and the Lease remains in full force and effect), and the sale of the Property is consummated, Purchaser shall be entitled to receive all insurance proceeds paid or payable to Seller by reason of such destruction or damage under the insurance required to be maintained by Seller pursuant to Paragraph 9(d) hereof (less amounts of insurance theretofore received and applied by Seller to restoration). If the amount of said casualty or rent loss insurance proceeds is not settled by the date of Closing, Seller shall execute at Closing all proofs of loss, assignments of claim, and other similar instruments to ensure that Purchaser shall receive all of Seller’s right, title, and interest in and under said insurance proceeds.

19.    Intentionally Deleted.

20.    Assignment.    Purchaser’s rights and duties under this Agreement shall not be assignable except to a party under the control of controlled by or under common control with Purchaser or one of the partners of Purchaser without the consent of Seller which consent shall not be unreasonably withheld.

21.    Broker’s Commission.    Seller has by separate agreement agreed to pay a brokerage commission to CB Richard Ellis, Inc. (the “Broker”). Purchaser and Seller hereby represent each to the other that they have not discussed this Agreement or the subject matter hereof with any real estate broker or agent other than Broker so as to create any legal right in any such broker or agent to claim a real estate commission with respect to the conveyance of the Property contemplated by this Agreement. Seller shall and does hereby indemnify and hold harmless Purchaser from and against any claim, whether or not meritorious, for any real estate sales commission, finder’s fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Seller, including any claim asserted by Brokers and any broker or agent claiming under Broker. Likewise, Purchaser shall and does hereby indemnify and hold harmless Seller from and against any claim, whether or not meritorious, for any real estate sales commission, finder’s fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Purchaser, except any such claim asserted by Broker and any broker or agent claiming under Brokers. This Paragraph 21 shall survive the Closing or any termination of this Agreement.

22.    Notices.    Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, by hand, or sent by facsimile (with confirmation of transmission) to the addresses and/or facsimile numbers set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	WELLS FUND XIII-REIT JOINT VENTURE PARTNERSHIP
c/o Wells Capital, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092
Attn: Mr. Clay Adams
Facsimile: (770) 243-8510

with a copy to:	Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta , Georgia 30309-3424

Attn: Allison M. Ryan, Esq.
Facsimile: (404) 881-7777

SELLER:	Crosspoint Seven, LLC
9777 N. College Avenue
Indianapolis, Indiana 46280
Attn: William J. Popich
Facsimile: (317) 564-3055

with a copy to :	Wooden & McLaughlin LLP
1600 Capital Center South
201 North Illinois Street
Indianapolis, Indiana 46204
Attn: Tom Dinwiddie, Esq.
Facsimile: (317) 639-6444

Any notice or other communication sent as herein above provided shall be deemed effectively given or received on the date of delivery, if delivered by hand, by overnight courier or confirmed facsimile.

23.    Possession.    Possession of the Property shall be granted by Seller to Purchaser on the date of Closing, subject only to the Lease and the Permitted Exceptions.

24.    Time Periods.    If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

25.    Survival of Provisions.    All covenants, warranties, and agreements set forth in this Agreement shall survive the execution or delivery of any and all deeds and other documents at any time executed or delivered under, pursuant to, or by reason of this Agreement, and shall survive the payment of all monies made under, pursuant to, or by reason of this Agreement for a period of one (1) year from Closing.

26.    Severability.    This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

27.    Authorization.    Purchaser represents to Seller that this Agreement has been duly authorized and executed on behalf of Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable in accordance with its terms, and all necessary action on the part of Purchaser to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose.

28.    General Provisions.    No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon the parties hereto unless such amendment is in writing and executed by all parties hereto. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns. Time is of the essence of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed and interpreted under the laws of the State of Indiana. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.

29    Effective Date.    The “effective date” of this Agreement shall be deemed to be the date this

15

Agreement is fully executed by both Purchaser and Seller and a fully executed original counterpart of this Agreement has been received by both Purchaser and Seller.

30.    Duties as Escrow  Agent.    In performing its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for its gross negligence or willful misconduct, and it shall accordingly not incur any such liability with respect to any action taken or omitted in good faith upon advice of its counsel or in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provision, but also as to the truth and accuracy of any information contained therein that Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person and to conform to the provisions of this Agreement. Seller and Purchaser hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and legal fees and disbursements, that may be imposed upon Escrow Agent or incurred by Escrow Agent in connection with its acceptance or performance of its duties hereunder as escrow agent, including without limitation, any litigation arising out of this Agreement. If any dispute shall arise between Seller and Purchaser sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of the clerk of the Court for the county in which the Property is located or the clerk for the United States District Court having jurisdiction over the county in which the Property is located, any or all money (less any sums required to pay Escrow Agent’s attorneys’ fees in filing such action), property or documents in its hands relating to this Agreement, together with such pleadings as it shall deem appropriate, and thereupon be discharged from all further duties under this Agreement. Seller and Purchaser shall bear all costs and expenses of any such legal proceedings.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective seals to be affixed hereunto as of the day, month and year first above written.

“SELLER”:

CROSSPOINT SEVEN, LLC, an Indiana limited liability company

By:	/s/ Gregory C. Gurnik
	Name:	Gregory C. Gurnik
	Its:	Member

“PURCHASER”:

WELLS FUND XIII-REIT JOINT VENTURE PARTNERSHIP

By:	Wells Operating Partnership, L.P., a Delaware limited partnership, partner

By:	Wells Real Estate Investment Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Its:

By:	Wells Real Estate Fund XIII, L.P., a Georgia limited partnership, partner

By:	Wells Capital, Inc., a Georgia corporation, its general partner

By:
Name:
Its:

“ESCROW AGENT”:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ LLOYD D. SAWYER
	Name:	LLOYD D. SAWYER
	Its:	COMMERCIAL ACCTS. REP

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective seals to be affixed hereunto as of the day, month and year first above written.

“SELLER”:

CROSSPOINT SEVEN, LLC, an Indiana limited liability company

By:
Name:
Its:

“PURCHASER”:

WELLS FUND XIII-REIT JOINT VENTURE PARTNERSHIP

By:	Wells Operating Partnership, L.P., a Delaware limited partnership, partner

By:	Wells Real Estate Investment Trust, Inc., a Maryland corporation, its general partner

	By:	/s/ LEO F. WELLS
	Name:	LEO F. WELLS III
	Its:	PRESIDENT

By:	Wells Real Estate Fund XIII, L.P., a Georgia limited partnership, partner

By:	Wells Capital, Inc., a Georgia corporation, its general partner

	By:	/s/ LEO F. WELLS
	Name:	LEO F. WELLS III
	Its:	PRESIDENT

“ESCROW AGENT”:

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Its:

18

Schedule of Exhibits

Exhibit “A”	—	Description of Land

Exhibit “B”	—	List of Contracts & Material / Equipment Warranties

Exhibit “C”	—	Copy of Leases

Exhibit “D”	—	Not Used.

Exhibit “E”	—	Tenant Estoppel Certificate Form

Exhibit “F”	—	Not Used.

Exhibit “G”	—	Bill of Sale Form

Exhibit “H”	—	Blanket Transfer and Assignment Form

Exhibit “I”	—	Assignment and Assumption of Leases and Contracts

Exhibit “J”	—	Escrow Agreement

EXHIBIT “A”

LEGAL DESCRIPTION

PARCEL I:

A part of the North Half of Section 12, Township 17 North, Range 4 East of the Second Principal Meridian, Delaware Township, Hamilton County, Indiana, being more particularly described as follows:

Commencing at the Southwest corner of Section 12, Township 17 North, Range 4 East; thence on the West line of said Section, North 00 degrees 07 minutes 30 seconds West (bearing per unrecorded Final Development Plan for Crosspoint) a distance of 175.36 feet; thence North 89 degrees 52 minutes 30 seconds East 16.50 feet to the intersection of the original East right-of-way line of Hague Road with the northern boundary of 96th Street; thence on said East right-of-way line, North 00 degrees 07 minutes 30 seconds West 1,723.17 feet to the Southeastern right-of-way line of the Norfolk and Southern Railway Company; thence on said Southeastern line North 27 degrees 25 minutes 18 seconds East 3,385.61 feet to the Northwesterly corner of a legal drain easement as shown on the Final Development Plan-Phase 1 for Crosspoint, as prepared by Clyde E. Williams & Associates (unrecorded); thence on the North line of said legal drain easement the following two courses: 1) South 74 degrees 50 minutes 33 seconds East 447.84 feet to the Point of Curvature of a curve concave southwesterly having a central angle of 23 degrees 44 minutes 27 seconds and a radius of 180.00 feet; 2) southeasterly on said curve an arc distance of 74.58 feet (said arc being subtended by a chord which bears South 62 degrees 58 minutes 19 seconds East 74.05 feet) to the POINT OF BEGINNING of the herein described real estate; thence North 56 degrees 21 minutes 25 seconds East 175.05 feet; thence North 88 degrees 28 minutes 53 seconds East 599.05 feet; thence South 50 degrees 35 minutes 28 seconds East 158.10 feet to a point on the westerly right-of-way line of Crosspoint Boulevard, said point being on a non-tangent curve, concave westerly, having a central angle of 25 degrees 46 minutes 56 seconds and a radius of 537.96 feet; thence on said right-of-way line the following four courses: 1) southerly and southwesterly on said curve an arc distance of 242.07 feet (said arc being subtended by a chord which bears South 24 degrees 15 minutes 10 seconds West 240.03 feet ); 2) South 37 degrees 08 minutes 41 seconds West 364.66 feet to the Point of Curvature of a curve concave southeasterly, having a central angle of 07 degrees 59 minutes 20 seconds and a radius of 1,467.35 feet; 3) southwesterly on said curve an arc distance of 204.60 feet (said arc being subtended by a chord which bears South 33 degrees 09 minutes 01 seconds West 204.43 feet); 4) South 29 degrees 09 minutes 21 seconds West 174.05 feet to the most easterly corner of said legal drain easement; thence on the North line of said legal drain easement the following five courses: 1) North 37 degrees 20 minutes 33 seconds West 250.00 feet to the Point of Curvature of a curve concave northeasterly, having a central angle of 37 degrees 00 minutes 00 seconds and a radius of 75.00 feet; 2) Northwesterly on said curve an arc distance of 48.44 feet (said arc being subtended by a chord which bears North 18 degrees 50 minutes 33 seconds West 47.60 feet); 3) North 00 degrees 20 minutes 33 seconds West 145.00 feet; 4) North 19 degrees 50 minutes 33 seconds West 374.64 feet to the Point of Curvature of a curve concave Southwesterly, having a central angle of 31 degrees 15 minutes 33 seconds and a radius of 180.00 feet; 5) northwesterly and westerly on said curve an arc distance of 98.20 feet (said arc being subtended by a chord which bears North 35 degrees 28 minutes 19 seconds West 96.99 feet) to the POINT OF BEGINNING.

PARCEL II:

Together with those non-exclusive easements appertaining to Parcel I as set forth in Declaration of Covenants, Easements and Restrictions recorded July 27, 1988 as Instrument No. 88-15257, and as amended by amendment and agreement recorded June 9, 1993 and May 15, 1998 as Instrument Nos. 93-27538 and 98-26031, respectively, in the Office of the Recorder of Hamilton County, Indiana.

PARCEL III:

Together with those non-exclusive easements appertaining to Parcel I as set forth in Declarations of Drainage Easement dated June 20, 2002, and recorded June 24, 2002 as Instrument Nos. 200200044608, 200200044609 and 200200044610, respectively, in the Office of the Recorder of Hamilton County, Indiana.